EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
QLogic Corporation:

     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-75814, 333-13137, 333-66407, 333-42880, 333-55058, 333-70112 and 333-112572) of QLogic Corporation of our report dated April 28, 2004, except as to the third paragraph of Note 7, which is as of May 28, 2004, related to the consolidated balance sheets of QLogic Corporation and subsidiaries as of March 28, 2004 and March 30, 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended March 28, 2004, and the related financial statement schedule, which report appears in the March 28, 2004, annual report on Form 10-K of QLogic Corporation.

/s/ KPMG LLP

Orange County, California
June 1, 2004